                                 EXHIBIT 99.3

[LOGO OF FRIEDE GOLDMAN HALTER]
                                                                   PRESS RELEASE

FRIEDE GOLDMAN HALTER'S LENDERS DEMAND REPAYMENT: COMPANY WILL NOT MAKE INTEREST
                    PAYMENT ON ITS 4 1/2% CONVERTIBLE NOTES

GULFPORT MS, APRIL 16, 2001 - Friede Goldman Halter, Inc. (NYSE: FGH) announced today that, on April 13, 2001, it received a Notice of Continuing Events of Default and Demand for Payment, (the "Notice"), from Foothill Capital Corporation, ("Foothill"), under which Foothill demands the immediate payment of $85.7 million, plus interest and various other costs, within five (5) days of the date of the Notice.

Friede Goldman Halter also announced today that it would not make the interest payment due on March 15, 2001, on its $185.0 million principal amount of 4 1/2% convertible notes. The 30-day grace period provided under the indenture relating to the convertible notes expires today.

Friede Goldman Halter is a world leader in the design and manufacture of equipment for the maritime and offshore energy industries. Its operating units are Friede Goldman Offshore (construction, upgrade and repair of drilling units, mobile production units and offshore construction equipment); Halter Marine (construction of vessels for commercial and governmental markets); FGH Engineered Products (design and manufacture of cranes, winches, mooring systems and other types of marine equipment); and Friede & Goldman Ltd. (naval architecture and marine engineering).
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           FOR INFORMATION REGARDING THIS OR ANY OF OUR PRESS RELEASES, CONTACT:
                                                                CHRIS CUNNINGHAM
                                 Investor Relations and Corporate Communications
                                                                  (228) 897-4987

Note: This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of The Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Friede Goldman Halter expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by Friede Goldman International Inc. in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Friede Goldman Halter and which are discussed in Friede Goldman Halter's Registration Statement on Form S-1 and the Form 10-K. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.